EXHIBIT 99.1

Caladrius Biosciences Reports 2016 Third Quarter Financial Results
Revenues Increase 58% Versus Prior Year
Conference Call Begins Today at 5:00 pm Eastern Time
BASKING RIDGE, N.J. (November 7, 2016) - Caladrius Biosciences, Inc. (NASDAQ:CLBS) (“Caladrius” or the “Company”), a cell therapy company combining an industry-leading development and manufacturing services provider through its subsidiary PCT, LLC a Caladrius Company™ (“PCT”) with a select therapeutic development pipeline, announces financial results for the three and nine months ended September 30, 2016.
Business and financial highlights for the third quarter of 2016 and recent weeks include:

•	Achieved total quarterly revenues of $9.3 million, up 58% compared with $5.9 million for the third quarter of 2015;

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Received Fast Track designation from the U.S. Food and Drug Administration (FDA) for CLBS03 (autologous expanded regulatory T cells, or Tregs) for the treatment of type 1 diabetes (T1D), making it the first known therapeutic candidate for the treatment of T1D to receive the designation;

•	Completed enrollment of the first patient cohort of The Sanford Project: T-Rex Study, the Company’s Phase 2 clinical trial of CLBS03 for the treatment of recent-onset T1D in adolescents;

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Received a favorable recommendation from the independent Data Safety Monitoring Board (DSMB) to proceed with enrollment of the second cohort of the T-Rex Study following the safety evaluation of the first cohort of 19 patients;

•	Entered into a new five-year strategic manufacturing services agreement under which PCT will produce SPEAR® T-cell therapies for Adaptimmune Therapeutics plc; and

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Entered into agreements with several accredited investors, including previous investors and strategic collaborator Sanford Health, to sell up to $25 million in common equity priced at market without warrants.

Management Commentary
“Throughout 2016, we consistently increased revenues at our PCT subsidiary and are poised to achieve our stated goal of 2016 annual revenue in excess of $30 million, which represents annual growth of more than 30%. In addition, year-to-date we secured over $50 million in strategic and/or committed financings, about half of which was non-dilutive with the remainder under favorable terms relative to the market rates for companies like ours. We also paid back to our lender over $9 million of long-term debt, significantly reduced our operating expenses and monetized non-core assets, all while advancing our key immune modulation program’s Phase 2 clinical study of CLBS03 to treat T1D,” stated David J. Mazzo, Ph.D., Chief Executive Officer of Caladrius.
“We are particularly pleased with the progress of The Sanford Project: T-Rex Study in T1D. We completed enrollment of the first cohort of 19 patients and were delighted that the DSMB recommended continuation of the study based on a favorable safety assessment. We have begun enrolling patients into the second cohort of this 111-patient study earlier than originally expected and plan to reach the 50% enrollment mark in mid-2017. Enrollment of the 70th patient, which triggers an $8.4 million capital infusion under the terms of the September private placements, is expected to occur shortly thereafter. We continue to benefit from the support of Sanford Research. In addition to their equity investment, Sanford has agreed to extend operational support at their clinical sites for the remainder of the study. We continue to be excited by the promise of CLBS03, a novel therapeutic being developed to address the significant unmet medical need in this chronic disease that affects children and young adults. We have made significant achievements across a number of key areas that we believe position Caladrius for continued growth and success throughout the balance of 2016 and beyond,” concluded Dr. Mazzo.
Third Quarter Financial Highlights
Total revenues for the third quarter of 2016 increased 58% to $9.3 million compared with $5.9 million for the third quarter of 2015 and increased 12% compared with $8.3 million for the second quarter of 2016.  Gross margin on revenues was 8% in the third quarter of 2016 compared with 18% in the third quarter of 2015, directly impacted by the non-payment of approximately $600,000 in billings for work the Company performed and billed to a single customer during the third quarter of 2016, which customer is currently experiencing financial difficulties. Accordingly, the Company has delayed revenue recognition until such time as payment is reasonably assured. The Company continues to work with this client to obtain payment and will recognize any such receipts as revenue in the periods received.

Research and development (R&D) expenses for the third quarter of 2016 decreased 58% to $2.6 million compared with $6.3 million for the third quarter of 2015. The majority of current quarter expenses were dedicated to the Company’s immune modulation platform and, specifically, costs related to the T-Rex Study. The decline in R&D expenses over the prior year quarter was primarily related to the discontinuation of non-core R&D programs announced at the beginning of 2016 and related reductions in R&D staffing and departmental costs.
Selling, general and administrative (SG&A) expenses for the three months ended September 30, 2016 were $4.9 million, a small reduction from $5.1 million reported for the same period in 2015. This reflected significantly lower operational and compensation-related costs during the current year quarter compared with the prior year quarter, partially offset by higher equity-based compensation expenses compared with the prior year quarter.
The operating loss for the third quarter of 2016 was $6.9 million compared with an operating loss of $10.4 million for the third quarter of 2015, reflecting higher revenues and lower R&D expenses.
The Company reported a net loss attributable to Caladrius common stockholders for the third quarter of 2016 of $6.9 million, or $1.09 per share, compared with a net loss attributable to Caladrius common stockholders for the third quarter of 2015 of $11.4 million, or $2.06 per share.
Nine Month Financial Highlights
Total revenues for the nine months ended September 30, 2016 increased 68% to $25.1 million compared with $14.9 million for the first nine months of 2015.  Gross margin for the first nine months of 2016 was 13% compared with 6% for the first nine months of 2015.
R&D expenses for the first nine months of 2016 decreased to $12.5 million compared with $20.7 million for the first nine months of 2015. The decline in R&D expenses over the first nine months of 2015 was primarily related to the discontinuation of non-core R&D programs announced at the beginning of 2016 and related reductions in R&D staffing and departmental costs.
SG&A expenses decreased to $16.1 million for the first nine months of 2016 compared with $25.0 million for the same period in 2015.  This reflected operational and compensation-related cost reductions, as well as equity-based compensation expenses that were significantly below the prior year SG&A expense levels.
The operating loss for the first nine months of 2016 was $25.4 million compared with an operating loss of $54.1 million for the first nine months of 2015.
The net loss attributable to Caladrius common stockholders for the nine months ended September 30, 2016 was $26.7 million, or $4.45 per share, compared with a net loss attributable to Caladrius common stockholders for the nine months ended September 30, 2015 of $47.7 million, or $10.40 per share.
Balance Sheet and Cash Flow Highlights
As of September 30, 2016, Caladrius had cash and cash equivalents of $18.6 million, which included $10.6 million received from the previously announced equity financing in September 2016 and the payment of $3.0 million to Oxford Finance LLC for repayment of long-term debt. Net cash used in operating activities for the nine months ended September 30, 2016 was $20.3 million, compared with $30.5 million for the nine months ended September 30, 2015. Caladrius also invested $2.3 million in capital expenditures, primarily related to improvements to PCT’s Allendale, N.J. manufacturing facility.
2016 Financial Guidance
The Company updates its previous 2016 guidance as follows:

•	Consolidated 2016 Annual Revenues: affirms guidance to exceed $30 million or a greater than 30% increase compared with 2015.

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Capital Improvements at PCT’s Allendale, N.J. Facility: affirms guidance that improvements will be completed in 2017, and updates guidance that approximately $2 million will be spent in calendar 2016. Overall cost to complete capital improvements in 2017, including the implementation of commercial grade quality systems, to be provided when 2017 guidance is announced.

•	CLBS03 Phase 2 Study Costs in 2016: affirms guidance of $6 million to $7 million.

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Consolidated 2016 Operating Activities Cash Burn:  affirms guidance of $25 million to $28 million, or between $5 million and $8 million in the fourth quarter of 2016, but with a trend toward the lower end of the range.

Conference Call

As previously announced, Caladrius management will host a conference call to discuss these results and provide a company update today at 5:00 pm Eastern Time. To participate in the conference call, dial 877-562-4460 (U.S.) or 513-438-4106 (international) and provide conference ID 95709220.
To access the live webcast, visit the Investor Relations section of the Company’s website at www.caladrius.com/events.  The webcast will be archived on the website for 90 days.
About Caladrius Biosciences
Caladrius Biosciences, Inc. is advancing a proprietary platform technology for immunomodulation by pioneering the use of regulatory T cells as an innovative therapy for recent onset type 1 diabetes.  The product candidate, CLBS03, is the subject of an ongoing Phase 2 clinical trial (The Sanford Project: T-Rex study) in collaboration with Sanford Research, and has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration and Advanced Therapeutic Medicinal Product classification by the European Medicines Agency.  The Company’s PCT subsidiary is a leading development and manufacturing partner to the cell therapy industry.  PCT works with its clients to overcome the fundamental challenges of cell therapy manufacturing by providing a wide range of innovative services including product and process development, GMP manufacturing, engineering and automation, cell and tissue processing, logistics, storage and distribution, as well as expert consulting and regulatory support. PCT and Hitachi Chemical Co., Ltd. have entered into a strategic global collaboration to accelerate the creation of a global commercial cell therapy development and manufacturing enterprise with deep engineering expertise.  For more information, visit www.caladrius.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2016, and in the Company’s other periodic filings with the SEC. The Company’s further development is highly dependent on, among other things, future medical and research developments and market acceptance, which are outside of its control.
Contacts:
Investors:
LHA
Anne Marie Fields
Senior Vice President
Phone: +1-212-838-3777
Email: afields@lhai.com

Media:
Caladrius Biosciences, Inc.
Eric Powers
Director, Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@caladrius.com

-Tables to Follow-

Caladrius Biosciences, Inc. Selected Financial Data (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Statement of Operations Data:
Revenues	$9,317	$5,888	$25,107	$14,928
Costs and expenses:
Cost of revenues	8,611	4,809	21,891	13,976
Research and development	2,631	6,316	12,535	20,720
Impairment of intangible assets	—	—	—	9,400
Selling, general, and administrative	4,936	5,147	16,101	24,971
Total operating costs and expenses	16,178	16,271	50,526	69,068
Operating loss	(6,861)	(10,383)	(25,419)	(54,140)
Other income (expense), net	5	(410)	18	4,399
Interest expense	(385)	(553)	(1,671)	(1,651)
Loss before income taxes and noncontrolling interests	(7,241)	(11,346)	(27,073)	(51,392)
Provision for income taxes	47	47	147	(3,610)
Net loss	(7,288)	(11,393)	(27,220)	(47,782)
Less - loss attributable to noncontrolling interests	(405)	(17)	(522)	(93)
Net loss attributable to Caladrius Biosciences, Inc. common stockholders	$(6,883)	$(11,376)	$(26,698)	$(47,689)

Basic and diluted loss per share attributable to Caladrius Biosciences, Inc. common stockholders	(1.09)	(2.06)	(4.45)	(10.40)
Weighted average common shares outstanding	6,323	5,524	6,002	4,587

	September 30, 2016	December 31, 2015
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$18,607	$20,318
Total assets	57,279	57,205
Total liabilities	27,889	33,921
Total redeemable securities	19,400	—
Total equity	9,989	23,284

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